EXHIBIT 99.1

NEWS RELEASE

April 27, 2005

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, Inc. Increases Quarterly Dividend By 20 Percent

        MINNEAPOLIS, April 27, 2005 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has increased the company’s quarterly cash dividend from five cents per share to six cents per share of common stock, a 20 percent increase. The dividend is payable on June 3, 2005, to shareholders of record on May 20, 2005.

        “Due to the company’s strong financial position, we are pleased to be able to increase the dividend to our shareholders for the second time in two years,” said Marti Morfitt, president and chief executive officer of CNS. “This action reflects the board’s confidence in the company’s financial performance and long-term prospects.”

        CNS declared its first quarterly dividend in August 2003. The company has approximately 14.2 million shares outstanding.

About CNS, Inc.
CNS designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements . The company focuses on better breathing and digestive health products that address important consumer needs within the aging well/self care market. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2004. This news release contains forward-looking statements, which involve risks and uncertainties.

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